EXHIBIT 11

Computation of  Per Share Earnings

                                                      For the Years December 31,
                                                         1996           1995
                                                    -----------------------------
Number of shares of common stock
   outstanding (weighted average)                       668,619        668,619
Shares issued in stock offering (weighted average)      234,792              -
Shares held in ESOP trust (weighted average)             45,975         51,693
Weighted average number of shares
   outstanding during the period                        857,436        616,926
Fully diluted weighted average
   number of shares outstanding during the period       857,436        616,926

Income  for the period                               $1,061,824       $567,598

Income  per share:
   Primary                                                $1.23          $0.92

   Fully Diluted                                          $1.23          $0.92

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